NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES ANNOUNCES ACQUISITION
OF INTERNATIONAL LIFT SYSTEMS

LUFKIN, Texas, March 2, 2009 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced that it has acquired International Lift Systems, LLC (ILS). ILS, based in Houston, Texas, is a manufacturer of artificial lift systems serving oil and gas companies. ILS designs, engineers, manufactures, installs and services gas lift systems, plunger lift systems and completion equipment.

“We believe the acquisition of ILS will be a strong strategic fit with our industry-leading beam lift pumping business, and we look forward to working with their seasoned management team,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.

“This acquisition is consistent with our long-term growth strategy of integrating strategic assets to leverage our position of industry leadership.  ILS has a solid reputation for high-quality products, customer responsiveness and long-standing relationships with major independent and super-major integrated companies. They provide an entry for Lufkin into the offshore market for artificial lift wells, including deepwater plays, and they expand our reach in the artificial lift market. We anticipate this will result in a very complementary transaction,” Glick added.

In addition to its manufacturing operations in Houston, ILS serves its customers through 14 sales and service centers throughout its geographic markets that include Texas, Oklahoma, Louisiana, Colorado and New Mexico.

Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

Forward Looking Statements
This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,”  “estimate” and “expect” are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to its ability to resume normal operations in a timely fashion and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. Actual results may vary materially.